Exhibit 99.1

Contact:
Marshall Loeb, President and CEO
Brent Wood, CFO
EastGroup Properties Announces	(601) 354-3555

Fourth Quarter and Year 2018 Results

Fourth Quarter 2018 Results

•	Net Income Attributable to Common Stockholders of $0.51 Per Share (Same as the Fourth Quarter of 2017)

•	Funds from Operations of $1.18 Per Share Compared to $1.14 Per Share for the Fourth Quarter of 2017, an Increase of 3.5%

•
Same Property Net Operating Income (PNOI) for the Annual Same Property Pool (Excluding Income From Lease Terminations) for Fourth Quarter 2018 Increased 2.5% on a Straight-Line Basis and 3.7% on a Cash Basis Compared to Fourth Quarter 2017

•	97.3% Leased, 96.8% Occupied as of December 31, 2018; Average Occupancy of 96.5% for the Quarter

•	Rental Rates on New and Renewal Leases Increased an Average of 16.6%

•	Acquired a 45,000 Square Foot Operating Property in Austin for $4 Million

•	Acquired 53 Acres of Development Land in Phoenix and San Antonio for $10 Million

•	Started Construction of a Development Project Comprised of Two Buildings Containing 139,000 Square Feet in Dallas with Projected Total Costs of $15 Million

•	Transferred Four 100% Leased Development Projects (381,000 Square Feet) to the Real Estate Portfolio

•	Declared 156th Consecutive Quarterly Cash Dividend: $0.72 Per Share

•	Issued 460,589 Shares of Common Stock at an Average Price of $98.77 During the Quarter with Gross Proceeds of $45.5 Million

Year 2018 Results

•	Net Income Attributable to Common Stockholders of $2.49 Per Share Compared to $2.44 Per Share for 2017

•	Funds from Operations of $4.67 Per Share Compared to $4.26 Per Share Last Year, an Increase of 9.6%

•	Same PNOI (Excluding Income From Lease Terminations) for 2018 Increased 3.8% on a Straight-Line Basis and 4.3% on a Cash Basis Compared to Full Year 2017

•	Average Occupancy of 96.1% for the Year

•	Rental Rates on New and Renewal Leases Increased an Average of 15.8% During 2018

•	Acquired 512,000 Square Feet of Operating Properties, a 115,000 Square Foot Value-Add Property, and 83 Acres of Land for $87 Million

•	Started Construction of 12 Development Projects Totaling 1.7 Million Square Feet with Projected Total Costs of $148 Million

•	Transferred 14 Development Projects Totaling 1.7 Million Square Feet (Currently 97% Leased) to the Real Estate Portfolio

•	Development and Value-Add Program Consisted of 17 Projects (2.3 Million Square Feet) at December 31, 2018 with a Projected Total Investment of $206 Million

•	Sold 339,000 Square Feet of Operating Properties and 11 Acres of Land for $25 Million

•	Expanded Borrowing Capacity Under Unsecured Bank Credit Facilities to $395 Million from $335 Million

•	Closed $60 Million of Senior Unsecured Private Placement Notes with a Fixed Interest Rate of 3.93%

•	Repaid a $50 Million Unsecured Term Loan with a Fixed Interest Rate of 3.91%

•	Issued 1,706,474 Shares of Common Stock at an Average Price of $93.26 During the Year with Gross Proceeds of $159 Million

JACKSON, MISSISSIPPI, February 6, 2019 - EastGroup Properties, Inc. (NYSE: EGP) (the "Company") announced today the results of its operations for the three and twelve months ended December 31, 2018.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

Commenting on EastGroup’s performance, Marshall Loeb, CEO, stated, “Our strong fourth quarter and full year results are a reflection of the strength and depth of our team, the quality of our portfolio and the health and vitality of the broad industrial market. We continue to reap the rewards of a strong economy and the favorable evolution within the last mile logistics market. The advancing shift for distribution to be closer to the consumer is an affirmation of our in-fill, shallow bay, Sunbelt operating strategy."

EARNINGS PER SHARE
On a diluted per share basis, earnings per common share (EPS) was $0.51 for both the three months ended December 31, 2018 and 2017. The Company's property net operating income (PNOI) increased by $4,802,000 ($0.13 per share) for the three months ended December 31, 2018, as compared to the same period of 2017. The increase in PNOI was offset by increases in depreciation and amortization expense and interest expense.

Diluted EPS for the twelve months ended December 31, 2018, was $2.49 compared to $2.44 for 2017. PNOI increased by $18,992,000 ($0.53 per share) for the twelve months ended December 31, 2018, as compared to 2017. EastGroup recognized net gains on sales of real estate investments and non-operating real estate of $14,359,000 ($0.40 per share) during the year ended December 31, 2018, compared to $22,148,000 ($0.65 per share) during 2017. During the year ended December 31, 2018, EastGroup recognized gain on casualties and involuntary conversion of $1,245,000 ($0.04 per share), compared to zero during 2017.

FUNDS FROM OPERATIONS

Three Months Ended December 31, 2018
For the quarter ended December 31, 2018, funds from operations attributable to common stockholders (FFO) was $1.18 per share compared to $1.14 per share for the same quarter of 2017, an increase of 3.5%.

PNOI increased by $4,802,000, or 9.5%, during the quarter ended December 31, 2018, compared to the same period of 2017. PNOI increased $3,301,000 from newly developed and value-add properties, $1,031,000 from same property operations (based on the annual same property pool) and $778,000 from 2017 and 2018 acquisitions; PNOI decreased $335,000 from operating properties sold in 2017 and 2018.

The annual same property pool PNOI (excluding income from lease terminations) increased 2.5% for the quarter ended December 31, 2018, compared to the same quarter in 2017; on a cash basis (excluding straight-line rent adjustments and amortization of above/below market rent intangibles), same PNOI increased 3.7%. The annual same property pool for the fourth quarter of 2018 includes properties which were included in the operating portfolio for the entire period from January 1, 2017 through December 31, 2018; this pool is comprised of properties containing 34,220,000 square feet.

The quarterly same property pool PNOI (excluding income from lease terminations) increased 3.4% for the quarter ended December 31, 2018, compared to the same quarter in 2017; on a cash basis, same PNOI increased 5.5%. The quarterly same property pool for the fourth quarter of 2018 includes properties which were included in the operating portfolio for the entire period from October 1, 2017 through December 31, 2018; this pool is comprised of properties containing 36,713,000 square feet.

Rental rates on new and renewal leases (4.6% of total square footage) increased an average of 16.6% for the fourth quarter.

Twelve Months Ended December 31, 2018
FFO for the twelve months ended December 31, 2018, was $4.67 per share compared to $4.26 per share during the same period of 2017, an increase of 9.6%.

PNOI increased by $18,992,000, or 9.8%, during the twelve months ended December 31, 2018, compared to the same period of 2017. PNOI increased $11,900,000 from newly developed and value-add properties, $6,712,000 from same

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

property operations and $2,134,000 from 2017 and 2018 acquisitions; PNOI decreased $1,831,000 from operating properties sold in 2017 and 2018.

The annual same property pool PNOI (excluding income from lease terminations) increased 3.8% for the twelve months ended December 31, 2018, compared to 2017; on a cash basis, same PNOI increased 4.3%. Rental rates on new and renewal leases (18.8% of total square footage) increased an average of 15.8% for the twelve months ended December 31, 2018. Excluding leases signed during the second quarter of 2018 at University Business Center, a research and development building complex in Santa Barbara, rental rates on new and renewal leases increased an average of 16.3%.

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release.  Reconciliations of Net Income to PNOI and Net Income Attributable to EastGroup Properties, Inc. Common Stockholders to FFO are presented in the attached schedule “Reconciliations of GAAP to Non-GAAP Measures.”

ACQUISITIONS AND DISPOSITIONS
During October, the Company acquired 29 acres of land in San Antonio for $3.3 million. The land, which is located in the city's northeast submarket, is expected to accommodate the future development of Ridgeview 35, a four-building park totaling approximately 370,000 square feet.

Also during October, EastGroup purchased 24 acres of land in Phoenix for $6.5 million. The Company anticipates developing a four-building business distribution park known as Gilbert Crossroads which will contain approximately 315,000 square feet.

In December, EastGroup acquired Greenhill Distribution Center, a 45,000 square foot property in Austin, Texas. The 100% leased building, which was purchased for $4.2 million, is located near the Company's Settlers Crossing development project in the Round Rock submarket of Austin.

In total for the year 2018, EastGroup acquired operating properties containing 512,000 square feet, a value-add property containing 115,000 square feet, and 83 acres of land for $86.6 million.

Total sales for the year, which include 339,000 square feet of operating properties and 11 acres of land, generated gross proceeds of $25.4 million. The gains on sales of operating properties of $14,273,000 are included in Gain on sales of real estate investments; these gains from sales of depreciable real estate investments are excluded from FFO. The gain on sale of land of $86,000 is included in Other on the Consolidated Statements of Income and Comprehensive Income; the gain on sale of land is included in FFO.

Subsequent to year-end, EastGroup completed the sale of World Houston 5 for $3.8 million. The 51,000 square foot, single-tenant building was constructed in 1993. The Company expects to recognize a gain on the sale in the first quarter of 2019 which will be included in Gain on sales of real estate investments; this gain from the sale of depreciable real estate property will be excluded from FFO.

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

DEVELOPMENT AND VALUE-ADD PROPERTIES
During the fourth quarter, EastGroup began construction of CreekView 121 5 & 6, a two-building development project containing 139,000 square feet in Dallas with a projected total investment of $15 million.

The development projects started during the year 2018 are detailed in the table below:

Development Projects Started in 2018	Location	Size	Actual or Anticipated Conversion Date	Projected Total Costs
		(Square feet)		(In thousands)

West Road 5	Houston, TX	58,000	11/2018	$5,300
Gateway 1	Miami, FL	200,000	05/2019	25,000
Broadmoor 2	Atlanta, GA	111,000	11/2019	7,400
Horizon XI	Orlando, FL	135,000	01/2020	10,400
SunCoast 5	Ft. Myers, FL	81,000	01/2020	7,700
Parc North 5	Dallas, TX	100,000	02/2020	9,200
Steele Creek V	Charlotte, NC	54,000	03/2020	5,800
Horizon VI	Orlando, FL	148,000	04/2020	12,700
Ten West Crossing 8	Houston, TX	132,000	04/2020	10,900
Tri-County Crossing 1 & 2	San Antonio, TX	203,000	04/2020	14,600
Eisenhauer Point 7 & 8	San Antonio, TX	336,000	05/2020	24,500
CreekView 121 5& 6	Dallas, TX	139,000	07/2020	14,900
Total Development Projects Started		1,697,000		$148,400

At December 31, 2018, EastGroup’s development and value-add program consisted of 17 projects (2,264,000 square feet) in 11 cities. The projects, which were collectively 44% leased as of February 5, 2019, have a projected total cost of $206 million.

During the fourth quarter, EastGroup transferred (at the earlier of 90% occupied or one year after completion) four development projects, Eisenhauer Point 5 and 6 in San Antonio, Horizon XII in Orlando and West Road 5 in Houston, to the real estate portfolio. The 100% leased projects contain a total of 381,000 square feet.

The development and value-add properties transferred to the real estate portfolio during the year 2018 are detailed in the table below.

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Development and Value-Add Properties Transferred to Real Estate Properties in 2018	Location	Size	Conversion Date	Cumulative Cost as of 12/31/18	Percent Leased as of 02/05/19
		(Square feet)		(In thousands)

Alamo Ridge IV	San Antonio, TX	97,000	03/2018	$7,816	100%
Oak Creek VII	Tampa, FL	116,000	03/2018	7,136	100%
Weston	Ft. Lauderdale, FL	134,000	03/2018	15,805	100%
Progress Center 1 & 2	Atlanta, GA	132,000	04/2018	10,521	61%
Horizon X	Orlando, FL	104,000	05/2018	7,446	100%
SunCoast 4	Ft. Myers, FL	93,000	05/2018	9,270	100%
Country Club V	Tucson, AZ	305,000	06/2018	24,518	100%
Eisenhauer Point 3	San Antonio, TX	71,000	06/2018	6,672	100%
Kyrene 202 III, IV & V	Phoenix, AZ	166,000	09/2018	12,928	100%
Steele Creek VII	Charlotte, NC	120,000	09/2018	9,143	100%
Eisenhauer Point 6	San Antonio, TX	85,000	10/2018	5,428	100%
Horizon XII	Orlando, FL	140,000	10/2018	11,988	100%
Eisenhauer Point 5	San Antonio, TX	98,000	11/2018	7,835	100%
West Road 5	Houston, TX	58,000	11/2018	4,851	100%
Total Projects Transferred		1,719,000		$141,357	97%

Subsequent to quarter-end, the Company began construction of three development projects: World Houston 45 (100% pre-leased, 160,000 square foot building in Houston with a projected total cost of $18 million), Gateway 5 (187,000 square foot building in Miami with a projected total cost of $22 million), and Steele Creek 9 (125,000 square foot building in Charlotte with a projected total cost of $10 million).

DIVIDENDS
EastGroup declared cash dividends of $0.72 per share in the fourth quarter of 2018. The fourth quarter dividend, which was paid on January 15, 2019, was the Company’s 156th consecutive quarterly cash distribution to shareholders.  The Company has increased or maintained its dividend for 26 consecutive years and has increased it 23 years within that period, including increases in each of the last seven years.  The Company’s payout ratio of dividends to FFO was 58% for the year.  The annualized dividend rate of $2.88 per share yielded 2.7% on the closing stock price of $105.93 on February 5, 2019.

FINANCIAL STRENGTH AND FLEXIBILITY
EastGroup continues to maintain a strong and flexible balance sheet.  Debt-to-total market capitalization was 24.9% at December 31, 2018.  The Company had interest and fixed charge coverage ratios of 5.84x for the fourth quarter and 5.73x for the year, and a debt to earnings before interest, taxes, depreciation and amortization for real estate (EBITDAre) ratio of 5.35x for the fourth quarter and 5.49x for the year.

During the fourth quarter, EastGroup issued and sold 460,589 shares of common stock under its continuous equity program at an average price of $98.77 per share, providing gross proceeds to the Company of $45.5 million. For the year ended December 31, 2018, the Company issued and sold 1,706,474 shares of common stock at an average price of $93.26 per share, providing gross proceeds to the Company of $159.1 million.

During the year 2018, the Company closed $60 million of senior unsecured private placement notes at a fixed interest rate of 3.93% and repaid a $50 million unsecured term loan with an interest rate of 3.91%. In addition, EastGroup amended and restated its unsecured revolving credit facilities which previously were scheduled to mature in July 2019 and now mature in July 2022. The total capacity of the facilities was expanded from $335 million to $395 million.

Subsequent to year end, EastGroup executed a commitment letter for $80 million of senior unsecured private placement notes with an insurance company. The notes, which are expected to close in March 2019, have a 10-year term and a

400 W. Parkway Place, Suite 100, Ridgeland, MS 39157 | TEL: 601-354-3555 | FAX: 601-352-1441 | EastGroup.net

fixed interest rate of 4.27% with semi-annual interest payments. The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

OUTLOOK FOR 2019
EPS for 2019 is estimated to be in the range of $2.17 to $2.27.  Estimated FFO per share attributable to common stockholders for 2019 is estimated to be in the range of $4.79 to $4.89. The table below reconciles projected net income attributable to common stockholders to projected FFO.

	Low Range		High Range
	Q1 2019	Y/E 2019	Q1 2019	Y/E 2019
	(In thousands, except per share data)

Net income attributable to common stockholders	$18,729	79,887	19,459	83,567
Depreciation and amortization	24,059	96,233	24,059	96,233
Funds from operations attributable to common stockholders	$42,788	176,120	43,518	179,800

Diluted shares	36,522	36,806	36,522	36,806

Per share data (diluted):
Net income attributable to common stockholders	$0.51	2.17	0.53	2.27
Funds from operations attributable to common stockholders	1.17	4.79	1.19	4.89

The following assumptions were used for the mid-point:

Metrics	Initial Guidance for Year 2019	Actual for Year 2018
FFO per share	$4.79 - $4.89	$4.67
FFO per share increase over prior year period	3.6%	9.6%
Same PNOI growth (excluding income from lease terminations):
Straight-line basis — annual same property pool	2.4% - 3.4% (1)	3.8%
Cash basis — annual same property pool (2)	3.5% - 4.5% (1)	4.3%
Average month-end occupancy	96.2%	96.1%
Lease termination fee income	$450,000	$294,000
Bad debt expense (No identified bad debts for 2019)	$900,000	$784,000
Development starts:
Square feet	1.5 million	1.7 million
Projected total investment	$141 million	$148 million
Value-add property acquisitions	None	$14 million
Operating property acquisitions	$50 million	$57 million
Operating property dispositions (Potential gains on dispositions are not included in the projections)	$47 million	$23 million
Unsecured debt closing in period	$140 million at 4.8% weighted average interest rate	$60 million at 3.93%
Common stock issuances	$60 million	$159 million
General and administrative expense	$14 million	$14 million

(1) Includes properties which have been in the operating portfolio since 1/1/18 and are projected to be in the operating portfolio through 12/31/19 (annual same property pool); includes 36,762,000 square feet.

(2) Cash basis excludes straight-line rent adjustments and amortization of above/below market rent intangibles.

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DEFINITIONS
The Company’s chief decision makers use two primary measures of operating results in making decisions:  (1) property net operating income (PNOI), defined as Income from real estate operations less Expenses from real estate operations (including market-based internal management fee expense) plus the Company's share of income and property operating expenses from its less-than-wholly-owned real estate investments, and (2) funds from operations attributable to common stockholders (FFO).  EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts’ definition, as net income (loss) attributable to common stockholders computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains and losses from sales of depreciable real estate property and impairment losses, adjusted for real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company’s investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry’s calculations of PNOI and FFO provides supplemental indicators of the properties’ performance since real estate values have historically risen or fallen with market conditions.  PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs.  Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company’s financial performance.

EastGroup sometimes refers to PNOI from Same Properties as "Same PNOI" in this press release and the accompanying reconciliation. Same Properties is defined as operating properties owned during the entire current period and prior year reporting period. Properties developed or acquired are excluded until held in the operating portfolio for both the current and prior year reporting periods. Properties sold during the current or prior year reporting periods are excluded.

The Company's chief decision makers use Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) in making decisions. EBITDAre is defined as Net Income, adjusted for gains and losses from sales of depreciable real estate property, interest expense, income tax expense, depreciation and amortization. EBITDAre is a non-GAAP financial measure used to measure the Company's operating performance and its ability to meet interest payment obligations and pay quarterly stock dividends on an unleveraged basis.

EastGroup's chief decision makers also use its Debt-to-EBITDAre ratio, a non-GAAP financial measure calculated by dividing the Company's debt by its EBITDAre, in analyzing the financial condition and operating performance of the Company relative to its leverage.

The Company's interest and fixed charge coverage ratios are non-GAAP financial measures calculated by dividing the Company's EBITDAre by its interest expense. These ratios provide a basis for analysis of the Company's leverage, operating performance, and its ability to service the interest payments due on its debt.

In a press release dated January 17, 2018, the Company, along with a group of other leading industrial REITs (the Industrial REIT Group), announced that the Industrial REIT Group has agreed on a consistent methodology to calculate various non-GAAP property operating metrics. These non-GAAP metrics include common methodologies for determining property stabilization and occupancy as well as reporting of comparative changes in rental rates and tenant retention rates. In addition, the Industrial REIT Group has agreed on the definition of the annual pool of properties (same property pool) used in calculating same property net operating income growth (same property NOI). Specifically, the annual same property pool will only include properties held as of the beginning of the prior calendar year which were stabilized (according to the agreed upon definition) throughout both periods presented.

Beginning in the first quarter of 2018, all members of the Industrial REIT Group agreed to calculate these non-GAAP metrics based on the agreed upon methodologies. These conforming changes do not have a material impact on EastGroup's non-GAAP metrics for periods prior to 2018. The actual results for 2018 and outlook for 2019 included in this earnings release are based on the revised methodologies.

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As a result of the efforts of the Industrial REIT Group, EastGroup made the following conforming changes, effective January 1, 2018:

•
The Company transfers development and value-add properties to the operating portfolio at the earlier of 90% occupancy or one year after shell completion/value-add vacancy occurrence. EastGroup's previous policy was to transfer properties at the earlier of 80% occupancy or one year after shell completion.

•
The calculation of the Company's rental rate change no longer excludes leases for space which has been vacant for more than 24 months. All leases are now included, with the exception of short-term leases with terms less than 12 months and leases of first generation space in properties acquired or developed by EastGroup.

•
The calculation of same property NOI on the cash basis excludes straight-line rent adjustments and amortization of above/below market rent intangibles. In prior periods, EastGroup included the amortization of above/below market rent intangibles in its calculation of same property NOI on the cash basis.

CONFERENCE CALL
EastGroup will host a conference call and webcast to discuss the results of its fourth quarter and review the Company’s current operations on Thursday, February 7, 2019, at 11:00 a.m. Eastern Time.  A live broadcast of the conference call is available by dialing 1-877-876-9173 (conference ID: EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net.  If you are unable to listen to the live conference call, a telephone and webcast replay will be available until Thursday, February 14, 2019.  The telephone replay can be accessed by dialing 1-800-677-7085, and the webcast replay can be accessed through a link on the Company's website at www.eastgroup.net.

SUPPLEMENTAL INFORMATION
Supplemental financial information is available under Quarterly Results in the Investor Relations section of the Company’s website at www.eastgroup.net or upon request by calling the Company at 601-354-3555.

COMPANY INFORMATION
EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona, California and North Carolina.  The Company’s goal is to maximize shareholder value by being a leading provider in its markets of functional, flexible and quality business distribution space for location sensitive customers (primarily in the 15,000 to 50,000 square foot range).  The Company’s strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets.  EastGroup’s portfolio, including development projects and value-add acquisitions in lease-up and under construction, currently includes approximately 41.7 million square feet.  EastGroup Properties, Inc. press releases are available on the Company’s website at www.eastgroup.net.

FORWARD-LOOKING STATEMENTS
The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should," "intends," "plans," "estimates" or "anticipates" and variations of such words or similar expressions or the negative of such words, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements reflect the Company's current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the Company and on assumptions it has made. Although the Company believes that its plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, the Company can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to:

•	changes in general economic conditions;

•	the extent of customer defaults or of any early lease terminations;

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•	the Company's ability to lease or re-lease space at current or anticipated rents;

•	the availability of financing;

•	failure to maintain credit ratings with rating agencies;

•	changes in the supply of and demand for industrial/warehouse properties;

•	increases in interest rate levels;

•	increases in operating costs;

•	natural disasters, terrorism, riots and acts of war, and the Company's ability to obtain adequate insurance;

•	changes in governmental regulation, tax rates and similar matters;

•	attracting and retaining key personnel;

•
other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule, development or operating costs may be greater than anticipated or acquisitions may not close as scheduled; and

•	other risks detailed in the sections of the Company's most recent Forms 10-K and 10-Q filed with the SEC titled "Risk Factors."

The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUES
Income from real estate operations	$77,872	71,327	299,018	274,031
Other revenue	106	29	1,374	119
	77,978	71,356	300,392	274,150
EXPENSES
Expenses from real estate operations	22,547	20,748	86,394	80,108
Depreciation and amortization	24,241	21,773	91,704	83,874
General and administrative	3,475	3,386	13,738	14,972
	50,263	45,907	191,836	178,954
OPERATING INCOME	27,715	25,449	108,556	95,196
OTHER INCOME (EXPENSE)
Interest expense	(8,853)	(8,370)	(35,106)	(34,775)
Gain on sales of real estate investments	—	—	14,273	21,855
Other	(279)	588	913	1,313
NET INCOME	18,583	17,667	88,636	83,589
Net income attributable to noncontrolling interest in joint ventures	(27)	(77)	(130)	(406)
NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	18,556	17,590	88,506	83,183
Other comprehensive income (loss) - cash flow hedges	(3,992)	2,703	1,353	3,353
TOTAL COMPREHENSIVE INCOME	$14,564	20,293	89,859	86,536

BASIC PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.51	0.51	2.50	2.45
Weighted average shares outstanding	36,135	34,406	35,439	33,996
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.51	0.51	2.49	2.44
Weighted average shares outstanding	36,232	34,505	35,506	34,047

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EASTGROUP PROPERTIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

NET INCOME	$18,583	17,667	88,636	83,589
(Gain) on sales of real estate investments	—	—	(14,273)	(21,855)
Net (gain) on sales of non-operating real estate	—	(333)	(86)	(293)
Net loss on other	497	—	70	—
Interest income	(34)	(62)	(156)	(247)
Other revenue	(106)	(29)	(1,374)	(119)
Depreciation and amortization	24,241	21,773	91,704	83,874
Company's share of depreciation from unconsolidated investment	33	31	128	124
Interest expense (1)	8,853	8,370	35,106	34,775
General and administrative expense (2)	3,475	3,386	13,738	14,972
Noncontrolling interest in PNOI of consolidated 80% joint ventures	(77)	(140)	(314)	(633)
PROPERTY NET OPERATING INCOME (PNOI)	$55,465	50,663	213,179	194,187

NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS	$18,556	17,590	88,506	83,183
Depreciation and amortization	24,241	21,773	91,704	83,874
Company's share of depreciation from unconsolidated investment	33	31	128	124
Depreciation and amortization from noncontrolling interest	(49)	(64)	(182)	(224)
(Gain) on sales of real estate investments	—	—	(14,273)	(21,855)
FUNDS FROM OPERATIONS (FFO) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$42,781	39,330	165,883	145,102

NET INCOME	$18,583	17,667	88,636	83,589
Interest expense (1)	8,853	8,370	35,106	34,775
Depreciation and amortization	24,241	21,773	91,704	83,874
Company's share of depreciation from unconsolidated investment	33	31	128	124
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)	51,710	47,841	215,574	202,362
(Gain) on sales of real estate investments	—	—	(14,273)	(21,855)
EBITDA for Real Estate (EBITDAre)	$51,710	47,841	201,301	180,507
DILUTED PER COMMON SHARE DATA FOR NET INCOME ATTRIBUTABLE TO EASTGROUP PROPERTIES, INC. COMMON STOCKHOLDERS
Net income attributable to common stockholders	$0.51	0.51	2.49	2.44
Funds from operations (FFO) attributable to common stockholders	$1.18	1.14	4.67	4.26
Weighted average shares outstanding for EPS and FFO purposes	36,232	34,505	35,506	34,047

(1)  Net of capitalized interest of $1,789 and $1,523 for the three months ended December 31, 2018 and 2017, respectively; and $6,334 and $5,765 for the twelve months ended December 31, 2018 and 2017, respectively.

(2) Net of capitalized development costs of $1,192 and $1,104 for the three months ended December 31, 2018 and 2017, respectively; and $4,696 and $4,754 for the twelve months ended December 31, 2018 and 2017, respectively.